Term Sheet No. J128
To the Underlying Supplement dated September 14, 2009,
Product Supplement No. JPM-II dated March 25, 2009,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009
Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 February 3, 2010
Credit Suisse AG
Structured Investments	Credit Suisse $ Semi-Annual Review Notes due February 10, 2012 Linked to the Performance of a Basket Consisting of the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index
General
•
The notes are designed for investors who seek early exit prior to maturity at a premium if, on any one of the three Review Dates, the Basket Closing Level is at or above the Call Level for that Review Date. If the notes are not automatically called, investors are protected against a decline of up to 10% in the Basket as of the final Review Date but will lose some or all of their investment if the Final Basket Level has declined by more than 10% from the Initial Basket Level. Investors in the notes must be willing to accept this risk of loss of investment, and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the notes are called. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	The first Review Date, and therefore the earliest date on which a call may be initiated, is February 18, 2011†.
•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing February 10, 2012†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•
The notes are expected to price on or about February 5, 2010 (the “Pricing Date”) and are expected to settle on or about February 10, 2010. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Basket:
The notes are linked to a weighted basked consisting of three international indices (each a “Basket Component” and, together, the “Basket Components”). Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Component Weighting:

	Basket Component	Ticker	Initial Level*	Component Weighting
	Dow Jones EURO STOXX 50 Index	SX5E		52%
	FTSE 100 Index	UKX		24%
	TOPIX Index	TPX		24%

* The Initial Level of each Basket Component will be the closing level of such Basket Component on the Pricing Date. In the event that the closing level for any Basket Component is not available on the Pricing Date, the closing level for such Basket Component will be determined on the immediately following trading day on which a closing level is available.

Automatic Call:
If the Basket Closing Level on any Review Date is greater than or equal to the Call Level for that Review Date, the notes will be automatically called for a cash payment per note that will vary depending on the applicable Review Date and call premium.

Call Level:
On February 18, 2011 the Call Level equals (90% × Initial Basket Level). On August 5, 2011 the Call Level equals the Initial Basket Level. On February 7, 2012 the Call Level equals the Initial Basket Level.

Payment if Called:
For every $1,000 principal amount of notes, you will be entitled to receive one payment of $1,000 plus the product of $1,000 and the applicable call premium, calculated as follows:
•           $1,000 + ($1,000 × 8.00%*) if called on the first Review Date
•           $1,000 + ($1,000 × 12.00%*) if called on the second Review Date
•           $1,000 + ($1,000 × 16.00%*) if called on the final Review Date
* The actual call premiums applicable to the first, second and final Review Dates will be determined on the Pricing Date but will not be less than 8.00%, 12.00% and 16.00%, respectively.

Payment at Maturity:
If the notes are not called you will be entitled to receive $1,000 per $1,000 principal amount of notes that you hold at maturity if, as of the final Review Date, the Final Basket Level has declined by 10% or less from the Initial Basket Level. If, as of the final Review Date, the Final Basket Level has declined by more than 10% from the Initial Basket Level, you will lose 1.1111% of the principal amount of your notes for every 1% that the Basket declines beyond 10% of the Initial Basket Level and your payment per $1,000 principal amount of notes will be calculated as follows:
$1,000 + [$1,000 × (Basket Return + 10%) × 1.1111]

If the notes are not called and the Final Basket Level has declined from the Initial Basket Level by more than 10%, you will lose some or all of your investment at maturity.

Basket Return:	Final Basket Level – Initial Basket Level
Initial Basket Level
If the notes have not been called, the Basket Return will be negative.
Buffer Amount:	10%
Initial Basket Level:	Set equal to 100 on the Pricing Date.
Final Basket Level:	The Basket Closing Level on the final Review Date.
Basket Closing Level:	On each Review Date, the Basket Closing Level will be calculated as follows:
100 × [1 + ((Dow Jones EURO STOXX 50 Index Return × 52%) + (FTSE 100 Index Return × 24%) + (TOPIX Index Return × 24%)]
Each of the returns set forth in the formula above refers to the Component Return for the relevant Basket Component on such Review Date.
Component Return:
With respect to each Basket Component, the Component Return on any Review Date will be calculated as follows using the Final Level for the relevant Basket Component on such Review Date and its Initial Level:

Final Level – Initial Level
Initial Level
Final Level:	For each Basket Component on each Review Date, the closing level for such Basket Component on such Review Date.
Review Dates†:	February 18, 2011 (first Review Date), August 5, 2011 (second Review Date) and February 7, 2012 (final Review Date).
Maturity Date†:	February 10, 2012
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546ESJ4
† Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under “Description of the Notes—Market disruption events.”
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this term sheet and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this term sheet, the underlying supplement, product supplement, prospectus supplement and prospectus, if you so request by calling 1-800-221-1037.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$15.00	$985.00
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $985.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) J.P. Morgan Securities Inc., which we refer to as JPMSI, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed 1.50% of the principal amount of the notes.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
JPMorgan
Placement Agent
February 3, 2010

Additional Terms Specific to the Notes

You should read this term sheet together with the underlying supplement dated September 14, 2009, the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909008321/a2194364z424b2.htm

•	Product supplement No. JPM-II dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003141/a2191822z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ or ‘‘our’’ refers to Credit Suisse.

This term sheet, together with the documents listed above, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Hypothetical Examples of Amounts Payable  upon Automatic Call or Redemption at Maturity

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the notes that could be realized on the applicable Review Date for a range of movements in the Basket, reflecting the Initial Basket Level of 100, as shown under the column “Basket Level at Review Date.” The table and examples below are based on the following additional assumptions:

•
The call premiums used to calculate the call price applicable to the first, second and final Review Dates are 8.00%, 12.00% and 16.00%, respectively, regardless of the appreciation of the Basket, which may be significant; the actual call premiums will be determined on the Pricing Date;

•	The Call Level for the first Review Date, second Review Date and final Review Date are equal to 90% × the Initial Basket Level, the Initial Basket Level and the Initial Basket Level, respectively; and

•	Payment on any Review Date assumes that the Basket Closing Level on all earlier Review Dates was not greater than or equal to the Review Date’s applicable Call Level.

There will be only one payment on the notes, whether automatically called or redeemed at maturity. An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made for such date. The hypothetical amounts payable on the notes set forth below are for illustrative purposes only. The actual amounts payable applicable to a purchaser of the notes will be based on the Basket Closing Level on each relevant Review Date.

Basket Level at Review Date	Percentage Change in the Level of the Basket at Review Date	Total Return at First Review Date	Total Return at Second Review Date	Total Return at Final Review Date
200.00	100.00%	8.00%	12.00%	16.00%
190.00	90.00%	8.00%	12.00%	16.00%
180.00	80.00%	8.00%	12.00%	16.00%
170.00	70.00%	8.00%	12.00%	16.00%
160.00	60.00%	8.00%	12.00%	16.00%
150.00	50.00%	8.00%	12.00%	16.00%
140.00	40.00%	8.00%	12.00%	16.00%
130.00	30.00%	8.00%	12.00%	16.00%
120.00	20.00%	8.00%	12.00%	16.00%
110.00	10.00%	8.00%	12.00%	16.00%
100.00	0.00%	8.00%	12.00%	16.00%
95.00	-5.00%	8.00%	N/A	0.00%
90.00	-10.00%	8.00%	N/A	0.00%
85.00	-15.00%	N/A	N/A	-5.56%
80.00	-20.00%	N/A	N/A	-11.11%
70.00	-30.00%	N/A	N/A	-22.22%
60.00	-40.00%	N/A	N/A	-33.33%
50.00	-50.00%	N/A	N/A	-44.44%
40.00	-60.00%	N/A	N/A	-55.56%
30.00	-70.00%	N/A	N/A	-66.67%
20.00	-80.00%	N/A	N/A	-77.78%
10.00	-90.00%	N/A	N/A	-88.89%
0.00	-100.00%	N/A	N/A	-100.00%

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Initial Basket Level of 100 to a Basket Closing Level of 110 on the first Review Date. Because the Basket Closing Level on the first Review Date is greater than the Call Level, the notes are automatically called, and the investor receives a single payment of $1,080.00 per $1,000 principal amount of notes. There will be no further payments on the notes.

Example 2: The level of the Basket decreases from the Initial Basket Level of 100 to a Basket Closing Level of 95 on the first Review Date. Because the Basket Closing Level on the first Review Date is greater than the Call Level, the notes are automatically called, and the investor receives a single payment of $1,080.00 per $1,000 principal amount of notes. There will be no further payments on the notes.

Example 3: The level of the Basket decreases from the Initial Basket Level of 100 to a Basket Closing Level of 70 on the first Review Date, 85 on the second Review Date and 100 on the final Review Date. Because (a) the Basket Closing Level on the first Review Date and second Review Date was, in each case, less than the applicable Call Level, and (b) the Basket Closing Level on the final Review Date was equal to the applicable Call Level, the notes are called on the final Review Date and the investor receives a single payment of $1,160.00 per $1,000 principal amount of notes.

Example 4: The level of the Basket decreases from the Initial Basket Level of 100 to a Basket Closing Level of 70 on the first Review Date, 85 on the second Review Date and 95 on the final Review Date. Because (a) the Basket Closing Level on the first Review Date, second Review Date and final Review Date was, in each case, less than the applicable Call Level, and (b) the Final Basket Level has not declined by more than 10% from the Initial Basket Level, the notes are not called and the Payment at Maturity is $1,000 per $1,000 principal amount of notes.

Example 5: The level of the Basket decreases from the Initial Basket Level of 100 to a Basket Closing Level of 70 on the first Review Date, 85 on the second Review Date and 80 on the final Review Date. Because (a) the Basket Closing Level on the first Review Date, second Review Date and final Review Date was, in each case, less than the applicable Call Level, and (b) the Final Basket Level has declined by more than 10% from the Initial Basket Level, the notes are not called and the Payment at Maturity is $888.89 per $1,000 principal amount of notes, calculated as follows:

$1,000 + [$1,000 × (-20% + 10%) × 1.1111] = $888.89

Selected Purchase Considerations

•
STEP-UP APPRECIATION POTENTIAL – If the Basket Closing Level is greater than or equal to the Call Level on a Review Date, your investment will yield a payment per note of $1,000 plus: (i) 8.00%* × $1,000 if called on the first Review Date; (ii) 12.00%* × $1,000 if called on the second Review Date or (iii) 16.00%* × $1,000 if called on the final Review Date. Because the notes are our senior unsecured obligations, the payment of any amount, whether due to an automatic call or a Payment at Maturity, is subject to our ability to pay our obligations as they become due.

* The actual call premiums applicable to the Review Dates above will be determined on the Pricing Date but will not be less than 8.00%, 12.00% and 16.00% for the first, second and final Review Date, respectively.

•
POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE – While the original term of the notes is two years, the notes will be called before maturity if the Basket Closing Level is at or above the applicable Call Level on any Review Date and you will be entitled to the applicable payment corresponding to that Review Date as set forth on the cover of this term sheet.

•
LIMITED PROTECTION AGAINST LOSS – If the notes are not called and the Final Basket Level declines by 10% or less from the Initial Basket Level, you will be entitled to receive the full principal amount of your notes at maturity. If the on the final Review Date, the Final Basket Level has declined by more than 10% from the Initial Basket Level, for every 1% that the Basket has declined beyond 10% from the Initial Basket Level, you will lose an amount equal to 1.1111% of the principal amount of your notes.

•
DIVERSIFICATION AMONG THE BASKET COMPONENTS – The return on the notes is linked to a basket consisting of the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index. The Dow Jones EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. Because the Basket Component linked to the Dow Jones EURO STOXX 50® Index makes up 52% of the weighted basket, we expect that the value of your notes and your payment at maturity will depend in large part on the performance of the Dow Jones EURO STOXX 50® Index. The FTSE™ 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The TOPIX® Index consists of all common stocks listed on the First Section of the Tokyo Stock Exchange that have an accumulative length of listing of at least six months. The TOPIX® Index is a weighted index, the component stocks of which are reviewed and selected every six months, with the market price of each component stock multiplied by the number of shares listed. The notes are in no way sponsored, endorsed, sold or promoted by the sponsors of the Basket Components and such sponsors will have no liability with respect to the notes. For additional information about each Basket Component, see the information set forth under “The Reference Indices—The Dow Jones Indices—The Dow Jones EURO

STOXX 50® Index,” “The Reference Indices—The FTSE Indices—The FTSE™ 100 Index” and “The Reference Indices—The Tokyo Stock Price Index” in the accompanying underlying supplement.

•
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS – Please refer to ‘‘Certain United States Federal Income Tax Considerations’’ in this term sheet for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the Basket Components that comprise the Basket. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT – If the notes are not called and the Final Basket Level has declined by more than 10% from the Initial Basket Level, you will lose 1.1111% of your principal amount for every 1% decline in the Final Basket Level from the Initial Basket Level beyond the 10% Buffer Amount. Unlike ordinary debt securities, the notes do not pay interest and do not guarantee any return of the principal amount at maturity.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the notes will be based on the performance of the Basket, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the notes, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•
LIMITED RETURN ON THE NOTES – Your potential gain on the notes will be limited to the call premium applicable for a Review Date, as set forth on the cover of this term sheet, regardless of the appreciation in the Basket, which may be significantly greater than the applicable call premium. Because the Basket Closing Level at various times during the term of the notes could be higher than the Basket Closing Level on the Review Dates and at maturity, you may receive a lower payment if the notes are automatically called or redeemed at maturity, as the case may be, than you would if you had invested directly in the Basket.

•
CHANGES IN THE LEVELS OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER –Movements in the levels of the Basket Components may not correlate with each other. At a time when the level of one or more of the Basket Components increases, the level of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the level of the Basket, increases in the level of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the levels of the other Basket Components.

•
THE BASKET COMPONENTS ARE NOT EQUALLY WEIGHTED – The notes are linked to a Basket composed of three international indices which are not all equally weighted for the purpose of determining the level of the Basket. One consequence of such an unequal weighting of the Basket Components is that if a higher-weighted Basket Component performs poorly and a lower-weighted Basket Component performs well, the Basket Closing Level will reflect the poor performance of the higher-weighted Basket Component more than it reflects the strong performance of the lower-weighted Basket Component, which may have an adverse effect on the value of the notes.

•
NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES – The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the stocks underlying each Basket Component are based, although any currency fluctuations could affect the performance of the Basket. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment.

•
RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES INDEXED TO THE VALUE OF FOREIGN EQUITY SECURITIES – Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment on any Review Date or at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Basket Components.

•
LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES – In addition to the level of the Basket on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Basket;

o	the time to maturity of the notes;

o	the dividend rate on the stocks comprising the Basket Components;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks comprising the Basket Components or stock markets generally and which may affect the level of the Basket Components; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Review Dates) could adversely affect the value of the Basket and, as a result, could decrease the possibility of your notes being automatically called or the amount you may receive on the notes at maturity. For more information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of each Basket Component based on the closing levels of the Basket Components from January 1, 2005 through February 2, 2010. The closing level of the Dow Jones EURO STOXX 50 Index on February 2, 2010 was 2830.01. The closing level of the FTSE 100 Index on February 2, 2010 was 5283.31. The closing level of the TOPIX Index on February 2, 2010 was 912.82. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of each Basket Component should not be taken as an indication of future performance, and no assurance can be given as to the Basket Closing Level on any Review Date. We cannot give you assurance that the performance of the Basket will result in any return of your investment.

For additional information about each Basket Component, see the information set forth under “The Reference Indices—The Dow Jones Indices—The Dow Jones EURO STOXX 50® Index,” “The Reference Indices—The FTSE Indices—The FTSE™ 100 Index” and “The Reference Indices—The Tokyo Stock Price Index” in the accompanying underlying supplement.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Basket that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid forward contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute “contingent payment debt instruments” that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption, or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss. It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Possible Legislation Affecting Securities Held Through Foreign Accounts

On December 7, 2009, the Tax Extenders Act of 2009 (the “Act”) was introduced in the U.S. House of Representatives and passed on December 9, 2009. The Act, if enacted, would impose a 30% withholding tax on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act’s withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments may be subject to 30% withholding if the Act is enacted and payment is made after December 31, 2012.

Possible Legislation Affecting Dividend Equivalent Payments

The Act also treats a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment, (ii) a payment made pursuant to a notional principal contract that is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). These changes would apply to payments made on or after the date that is 90 days after the date on which the Act is enacted. Where the securities reference an interest in securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend. If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty, if the Act is enacted.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMSI and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMSI and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $15 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For more information, please refer to “Underwriting” in the accompanying product supplement.

Credit Suisse